Black Hills Corp. Reports Second Quarter 2016 Results

RAPID CITY, S.D. — Aug. 3, 2016 — Black Hills Corp. (NYSE: BKH) today announced GAAP financial results for the second-quarter 2016. Net income available for common stock for the second quarter of 2016 was $0.7 million or $0.01 per diluted share, compared to net loss available for common stock for the second quarter of 2015 of $(42) million, or $(0.94) per diluted share. Results for the second quarter of 2016 included $0.30 per diluted share for noncash impairments of crude oil and natural gas properties and $0.08 per diluted share related to acquisition costs. The same period in the prior year included $1.49 per diluted share for noncash impairments of crude oil and natural gas properties.

Net income available for common stock, as adjusted, was $21 million, or $0.39 per diluted share compared to net income available for common stock, as adjusted, of $25 million, or $0.56 per diluted share, for the same period in 2015 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

“We are pleased with our performance for the first full quarter following the SourceGas acquisition,” said David R. Emery, chairman and CEO of Black Hills Corp. “We delivered strong operational results and made significant progress on our integration plan. Earnings were on target for the quarter and our utility growth projects advanced on schedule.

“Financial results reflected strong contributions from our electric utilities, which benefited from retail demand growth and warmer than normal weather, resulting in several all-time peak loads. Results at our natural gas utilities reflected the addition of SourceGas, but were tempered by lower seasonal demand and the expected impact of higher interest expense. Overall results reflected the dilution from additional common shares outstanding, primarily related to the SourceGas transaction.

“We are pleased with our acquisition integration progress. In less than six months from acquisition close, we have completed more than 80 percent of our integration plan. We recently converted Arkansas customers to Black Hills’ customer information, billing and payment systems and implemented electronic tablet operations technology for our Arkansas field technicians to more efficiently serve customers. We expect to complete similar activities for customers in Colorado, Nebraska and Wyoming early in the fourth quarter.

“Utility growth projects continued to advance as planned. Colorado Electric's $109 million, 60-megawatt Peak View Wind Project and $65 million, 40-megawatt, natural gas-fired turbine are on schedule to be completed and serving customers by year-end. South Dakota Electric's $54 million, 144-mile transmission line from northeast Wyoming to Rapid City, South Dakota, is scheduled to be completed and serving customers during the first half of 2017.”

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2016	2015	2016	2015
GAAP:
Net income (loss) available for common stock	$0.7	$(41.8)	$40.7	$(8.0)

Earnings (loss) per share, diluted	$0.01	$(0.94)	$0.78	$(0.18)

Non-GAAP:
Net income available for common stock, as adjusted (non-GAAP)	$20.9	$24.9	$85.8	$73.0

Earnings per share, as adjusted, diluted (non-GAAP)	$0.39	$0.56	$1.63	$1.64

“We recently filed to withdraw our applications for a cost of service gas program in Iowa, Kansas, South Dakota and Wyoming. We continue to believe that a cost of service gas program is in the best long-term interest of our customers. We are evaluating our options on how best to proceed, including the possibility of filing new applications for approval of specific gas reserve properties.

“We remain on track to achieve our earnings guidance, and expect to largely complete the integration of SourceGas and place our generation projects in service by year-end. I am proud of the agility and focus our employees have demonstrated, particularly related to the integration of SourceGas, to create long-term value for our customers and shareholders,” concluded Emery.

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Utilities

•
On July 8, Kansas Gas purchased a 37-mile segment of natural gas pipeline in southwest Kansas, providing additional gas supply to local irrigation customers. The purchase adds opportunities to provide service to customers along 87 miles of previously inaccessible transmission pipeline.

•	Construction continued on Colorado Electric’s $109 million, 60-megawatt Peak View Wind Project, which is expected to be serving customers by year-end 2016.

•
Colorado Electric continued construction of a $65 million, 40-megawatt natural gas-fired turbine at the Pueblo Airport Generating Station. The project is on schedule to be completed and serving customers by year-end 2016. On May 3, Colorado Electric filed a request with the Colorado Public Utilities Commission for a rate review to increase its annual revenue by $8.9 million to recover investments in the new turbine.

•
South Dakota Electric continued construction of a $54 million, 144-mile transmission line from northeast Wyoming to Rapid City, South Dakota. The first segment of the project is expected to be serving customers in the third quarter of 2016, with the remaining segment to be completed and serving customers in the first half of 2017.

•
On June 21, Colorado Electric set a new all-time peak load of 406 megawatts, surpassing the previous all-time peak load of 400 megawatts on June 26, 2012. An additional all-time peak load of 412 megawatts was set on July 20.

•
Wyoming Electric set new all-time peak loads of 218 megawatts on June 10, 2016, and 231 megawatts on June 21, 2016. Both new peaks surpassed the previous all-time peak load of 212 megawatts set on July 27, 2015. An additional all-time peak load of 236 megawatts was set on July 21.

•
In July, Black Hills requested to withdraw its cost of service gas applications in Iowa, Kansas, South Dakota and Wyoming. Black Hills is considering filing new applications seeking approval of specific gas reserve properties.

Power Generation

•
On April 14, Black Hills Electric Generation sold a 49.9 percent, noncontrolling interest in Black Hills Colorado IPP, which owns and operates a 200-megawatt power plant in Pueblo, Colorado, for $216 million. Black Hills will continue to be the majority owner and operator of the facility, which is contracted to provide capacity and energy through 2031 to Colorado Electric.

Corporate

•	On Aug. 2, Black Hills announced that Teresa A. Taylor will join the board of directors effective Sept. 1.

•
On July 29, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on Aug. 18, 2016, will receive $0.42 per share, equivalent to an annual dividend rate of $1.68 per share, payable on Sept. 1, 2016.

•
As of June 30, Steven Helmers, senior vice president and general counsel, retired from Black Hills after 15 years of service. Brian Iverson, previously senior vice president regulatory and government affairs and assistant general counsel and a 12-year veteran of the company, was appointed as senior vice president and general counsel.

•
On March 18, Black Hills implemented an At-the-Market equity offering program to sell shares of its common stock with an aggregate value of up to $200 million. To date, Black Hills sold 977,225 shares of common stock for net proceeds of $59 million.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions)
Net income (loss) available for common stock:

Electric Utilities	$19.2	$17.6	$38.4	$35.2
Gas Utilities	1.0	3.2	32.9	26.8
Power generation (a)	5.7	7.5	14.3	15.7
Mining	0.7	3.0	3.7	6.1
Oil and gas (b) (c)	(19.4)	(71.2)	(26.4)	(90.3)
	7.2	(39.7)	62.8	(6.5)

Corporate and Eliminations (d) (e)	(6.5)	(2.1)	(22.2)	(1.4)

Net income (loss) available for common stock	$0.7	$(41.8)	$40.7	$(8.0)

(a)	Net income (loss) available for common stock for the three and six months ended June 30, 2016 is net of net income attributable to noncontrolling interest of $2.6 million.

(b)	Net income (loss) for the three and six months ended June 30, 2016 and June 30, 2015 include noncash after-tax impairments of $16 million and $25 million and $63 million and $77 million, respectively.

(c)
Net income (loss) for the six months ended June 30, 2016 includes an after-tax benefit of approximately $5.8 million recognized from additional percentage depletion deductions that are being claimed with respect to our oil and gas properties involving prior tax years.

(d)
Net income (loss) for the three and six months ended June 30, 2016 included incremental, non-recurring acquisition and transition costs, after-tax of $4.1 million and $20.2 million, respectively; and after-tax internal labor costs attributable to the acquisition of $2.0 million and $5.7 million respectively.

(e)
Net income (loss) for the six months ended June 30, 2016 includes tax benefits of approximately $4.4 million as a result of the re-measurement of the liability for uncertain tax positions predicated on an agreement reached with IRS Appeals in early 2016.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Weighted average common shares outstanding (in thousands):
Basic	51,514	44,617	51,279	44,579
Diluted	52,986	44,617	52,454	44,579

Earnings per share:
Basic -
Total Basic Earnings Per Share	$0.01	$(0.94)	$0.79	$(0.18)

Diluted -
Total Diluted Earnings Per Share	$0.01	$(0.94)	$0.78	$(0.18)

EARNINGS GUIDANCE

Earnings per share, as adjusted is a non-GAAP financial measure. Earnings per share, as adjusted is defined as GAAP Earnings per share, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. Examples of these types of adjustments may include unique one-time non-budgeted events, impairment of assets, acquisition and disposition costs, and other adjustments noted in the earnings reconciliation table below.

2016 EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its guidance for 2016 earnings, as adjusted, of $2.90 to $3.10 per share (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided below), as most recently issued on Feb. 12, 2016.

2016 Earnings Guidance as Adjusted
	LOW	HIGH

Earnings (loss) per share (GAAP)	$2.05	$2.25
Adjustments*, pre-tax:
Impairment of long-lived assets	0.76	0.76
Acquisition costs	0.59	0.59
	1.35	1.35

Tax on Adjustments*:
Impairments	(0.29)	(0.29)
Acquisition costs	(0.21)	(0.21)
	(0.50)	(0.50)

Total adjustments, net of tax	0.85	0.85

Earnings (loss) per share, as adjusted (non-GAAP)	$2.90	$3.10

*	Additional adjustments will likely occur in the third and fourth quarters. Adjustments shown reflect the actual adjustments made for the first six months of the year.

2017 EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its guidance for 2017 earnings, as adjusted, of $3.35 to $3.65 per share (a Non-GAAP measure*), as most recently issued on Feb. 12, 2016.

*
The company is not able to provide forward-looking quantitative GAAP to non-GAAP reconciliation for the 2017 earnings guidance, as adjusted, because unplanned or unique events that may occur are unknown at this time.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Thursday, Aug. 4, 2016, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the pass code 44376717 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Thursday, Aug. 25, 2016, at 855-859-2056 in the United States and at 404-537-3406 for international callers. The replay pass code is 44376717.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income (loss), as adjusted, is defined as Net income (loss), adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenues less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except per share amounts)	2016		2015		2016		2015
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income (loss) available for common stock (GAAP)	$0.7	$0.01	$(41.8)	$(0.94)	$40.7	$0.78	$(8.0)	$(0.18)
Adjustments, pre-tax:
Impairment of long-lived assets	25.5	0.48	94.5	2.12	40.0	0.76	116.5	2.61
Impairment of equity investments	—	—	5.2	0.12	—	—	5.2	0.12
Acquisition costs	6.3	0.12	0.8	0.02	31.1	0.59	0.5	0.01
Total adjustments	31.8	0.60	100.5	2.26	71.1	1.35	122.2	2.74

Tax on Adjustments:
Impairment of long-lived assets	(9.4)	(0.18)	(33.4)	(0.75)	(15.1)	(0.29)	(41.0)	(0.92)
Acquisition costs	(2.2)	(0.04)	(0.3)	(0.01)	(10.9)	(0.21)	(0.2)	—
	(11.6)	(0.22)	(33.7)	(0.76)	(26.0)	(0.50)	(41.2)	(0.92)

Rounding	—	—	(0.1)	—	—	—	—	—
Adjustments, net of tax	20.2	0.38	66.7	1.50	45.1	0.85	81.0	1.82

Net income (loss), as adjusted (non-GAAP)	$20.9	$0.39	$24.9	$0.56	$85.8	$1.63	$73.0	$1.64

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months ended June 30, 2016, compared to the three months ended June 30, 2015, are discussed below. The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Segment reporting transition of Cheyenne Light’s natural gas operations

Effective Jan. 1, 2016, the natural gas operations of Cheyenne Light have been included in our Gas Utilities Segment. Through Dec. 31, 2015, Cheyenne Light’s natural gas operations were included in our Electric Utilities Segment as these natural gas operations were consolidated within Cheyenne Light since its acquisition. This change is a result of our business segment reorganization to, among other things, integrate all regulated natural gas operations, including the SourceGas Acquisition, into our Gas Utilities Segment which is led by the Group Vice President, Natural Gas Utilities. Likewise, all regulated electric utility operations, including Cheyenne Light’s electric utility operations, are reported in our Electric Utilities Segment, which is led by the Group Vice President, Electric Utilities. The prior period has been reclassified to reflect this change in presentation between the Electric Utilities and Gas Utilities segments. This segment reclassification did not impact our consolidated financial position, results of operations or cash flows.

Electric Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Gross margin	$100.1	$99.8	$0.3	$201.2	$202.1	$(0.9)

Operations and maintenance	38.9	40.7	(1.8)	78.2	82.0	(3.8)
Depreciation and amortization	20.5	20.0	0.5	41.7	40.2	1.5
Operating income	40.7	39.2	1.5	81.3	79.9	1.4

Interest expense, net	(12.1)	(13.0)	0.9	(24.6)	(26.2)	1.6
Other income (expense), net	0.8	0.2	0.6	1.5	0.2	1.3
Income tax benefit (expense)	(10.2)	(8.7)	(1.5)	(19.7)	(18.7)	(1.0)
Net income (loss) (a)	$19.2	$17.6	$1.6	$38.4	$35.2	$3.2

(a)
Excludes Cheyenne Light's natural gas utility operations. Effective Jan. 1, 2016, Cheyenne Light’s natural gas utility results are reported in our Gas Utility segment. Cheyenne Light’s gas utility results for the three and six months ended June 30, 2015, have been reclassified from the Electric Utility segment to the Gas Utility segment. Gross margin of $4.5 million and $11 million respectively; and Net income of $0.1 million and $1.4 million, respectively, previously reported in the Electric Utility segment in 2015, are now included in the Gas Utility segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating Statistics:
Retail sales - MWh	1,230,684	1,164,423	2,473,013	2,406,786
Contracted wholesale sales - MWh	56,087	64,896	119,540	149,167
Off-system sales - MWh	166,550	284,376	404,878	581,355
Total electric sales - MWh	1,453,321	1,513,695	2,997,431	3,137,308

Regulated power plant availability:
Coal-fired plants (a)	75.1%	96.4%	84.5%	93.8%
Other plants	97.6%	93.7%	96.3%	94.7%
Total availability	89.5%	94.7%	92.0%	94.4%

(a)	Decrease is due to a planned outage at Wygen III and an extended unplanned outage at Wyodak.

Second Quarter 2016 Compared with Second Quarter 2015

Gross margin increased primarily due to a $1.3 million increase in residential margins driven by a 60 percent increase in cooling degree days compared to the same period in the prior year, and an increase in our construction and TCA rider margins of approximately $1.0 million. Partially offsetting these increases was a prior year increase in return on invested capital of $1.2 million from South Dakota Electric's rate case and a decrease of approximately $1.0 million primarily driven by lower demand pricing at our commercial and industrial customers.

Operations and maintenance decreased primarily due to lower employee costs of $1.0 million as a result of integration activities and transition expenses charged to the Corporate segment and a decrease in employee costs driven by a change in operating and capital expense allocations impacting the electric utilities as a result of integrating the acquired SourceGas utilities.

Depreciation and amortization increased primarily due to a higher asset base.

Interest expense, net decreased primarily due to higher AFUDC interest income driven by construction in process in the current period compared to the same period in the prior year.

Other income (expense), net increased primarily due to higher AFUDC equity income than the same period in the prior year.

Income tax benefit (expense): The effective tax rate was comparable to the same period in the prior year.

Gas Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Gross margin	$103.7	$50.6	$53.1	$236.2	$138.4	$97.8

Operations and maintenance	62.2	34.0	28.2	114.9	72.1	42.8
Depreciation and amortization	19.9	7.9	12.0	35.9	15.8	20.1
Operating income	21.5	8.7	12.8	85.3	50.5	34.8

Interest expense, net	(19.1)	(4.2)	(14.9)	(32.6)	(8.6)	(24.0)
Other income (expense), net	(0.3)	—	(0.3)	0.4	—	0.4
Income tax benefit (expense)	(1.2)	(1.3)	0.1	(20.2)	(15.1)	(5.1)
Net income (loss) (a)	$1.0	$3.2	$(2.2)	$32.9	$26.8	$6.1

(a)
Includes Cheyenne Light's natural gas utility operations. Effective Jan. 1, 2016, Cheyenne Light’s natural gas utility results are reported in our Gas Utilities segment. Cheyenne Light’s gas utility results for the three and six months ended June 30, 2015, have been reclassified from the Electric Utilities segment to the Gas Utilities segment. Gross margin of $4.5 million and $11 million, respectively; and Net income of $0.1 million and $1.4 million, respectively, previously reported in the Electric Utilities segment in 2015, are now included in the Gas Utilities segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating Statistics:
Total gas sales - Dth	14,128,234	7,448,068	47,645,394	34,827,301
Total transport volumes - Dth	27,833,860	17,597,146	55,438,439	40,605,051

Second Quarter 2016 Compared with Second Quarter 2015

Gross margin increased primarily due to margins of approximately $52 million contributed by the SourceGas utilities acquired on Feb. 12, 2016. An additional margin increase of $1.1 million was attributable to year-over-year customer growth primarily from our 2015 Wyoming gas system acquisitions.

Operations and maintenance increased primarily due to additional operating costs of approximately $29 million for the acquired SourceGas utilities. Partially offsetting this increase were lower employee costs primarily due to $1.2 million of integration and transition expenses charged to our Corporate segment, and lower property taxes at our Kansas utility.

Depreciation and amortization increased primarily due to additional depreciation from the acquired SourceGas utilities of approximately $12 million, and due to a higher asset base at our other utilities over the same period in the prior year.

Interest expense, net increased primarily due to additional interest expense of approximately $15 million from the acquired SourceGas utilities.

Income tax benefit (expense): The effective tax rate, including the impact of the acquired SourceGas utilities, is higher due primarily to a change in projections, the impact of which was more pronounced in the current period as a result of lower pre-tax income.

Power Generation

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Revenue	$21.7	$22.3	$(0.6)	$45.0	$45.0	$—

Operations and maintenance	8.6	8.5	0.1	16.7	16.3	0.4
Depreciation and amortization	1.1	1.1	—	2.1	2.2	(0.1)
Operating income	12.0	12.7	(0.7)	26.2	26.4	(0.2)

Interest expense, net	(0.1)	(0.8)	0.7	(0.9)	(1.7)	0.8
Other (income) expense, net	—	—	—	—	—	—
Income tax benefit (expense)	(3.6)	(4.4)	0.8	(8.4)	(9.1)	0.7
Net income (loss)	$8.3	$7.5	$0.8	$16.9	$15.7	$1.2
Net income attributable to noncontrolling interest	(2.6)	—	(2.6)	(2.6)	—	(2.6)
Net income (loss) available to common stock	$5.7	$7.5	$(1.8)	$14.3	$15.7	$(1.4)

On April 14, 2016, Black Hills Electric Generation sold a 49.9%, noncontrolling interest in Black Hills Colorado IPP for $216 million. Black Hills Colorado IPP continues to be the majority owner and operator of the facility, which is contracted to provide capacity and energy through 2031 to Black Hills Colorado Electric. Net income available for common stock for the three and six months ended June 30, 2016, was reduced by $2.6 million attributable to this noncontrolling interest.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants (a)	85.9%	97.4%	91.8%	97.8%
Gas-fired plants	99.2%	99.0%	99.3%	99.0%
Total availability	95.8%	98.6%	97.4%	98.7%

(a)	Decrease due to a planned outage on Wygen I during the three months ended June 30, 2016.

Second Quarter 2016 Compared with Second Quarter 2015

Revenue decreased primarily due to a decrease in contracted revenue driven by the Wygen I outage in the current year, partially offset by an increase in PPA pricing.

Operations and maintenance was comparable to the same period in the prior year.

Depreciation and amortization was comparable to the same period in the prior year. The generating facility located in Pueblo, Colorado, is accounted for as a capital lease under GAAP; therefore, depreciation expense for the original cost of the facility is recorded at the Electric Utility segment.

Interest expense, net decreased due to higher interest income driven by the proceeds from the noncontrolling interest sale in April 2016.

Income tax benefit (expense): The effective tax rate is lower than the same period in the prior year due to the effect of the current period noncontrolling interest. Black Hills Colorado IPP went from a single member LLC, wholly-owned by Black Hills Electric Generation, to a partnership as a result of the sale of 49.9 percent of its membership interest in April 2016.

Mining

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Revenue	$11.0	$16.7	$(5.7)	$27.3	$32.7	$(5.4)

Operations and maintenance	8.3	10.7	(2.4)	18.7	20.6	(1.9)
Depreciation, depletion and amortization	2.4	2.5	(0.1)	4.9	5.0	(0.1)
Operating income (loss)	0.3	3.6	(3.3)	3.7	7.1	(3.4)

Interest (expense) income, net	(0.1)	(0.1)	—	(0.2)	(0.2)	—
Other income (expense), net	0.5	0.5	—	1.1	1.1	—
Income tax benefit (expense)	—	(1.0)	1.0	(0.9)	(2.0)	1.1
Net income (loss)	$0.7	$3.0	$(2.3)	$3.7	$6.1	$(2.4)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating Statistics:	(in thousands)
Tons of coal sold	614	1,076	1,616	2,095
Cubic yards of overburden moved	1,686	1,392	3,451	2,805

Revenue per ton	$17.99	$15.54	$16.91	$15.59

Second Quarter 2016 Compared with Second Quarter 2015

Revenue decreased due to a 43 percent decrease in tons sold driven by a planned five-week outage, which was extended by an additional six weeks at the Wyodak plant due to an unplanned major turbine rotor repair, and additional outages at Wygen I and Wygen III, partially offset by a 16 percent increase in price per ton sold. The increase in price per ton sold was driven by contract price adjustments based on actual mining costs. Due to the current period outages, approximately 65 percent of the mine's production was sold under contracts that include price adjustments based on actual mining costs, including income taxes, compared to approximately 50% in the same period of the prior year.

Operations and maintenance decreased primarily due to lower major maintenance expenses related to the reduced coal production during the quarter, lower royalties and production taxes on reduced revenue, and lower employee costs.

Income tax benefit (expense): The effective tax rate was lower than the same period in the prior year due to the impact of the tax benefit of percentage depletion.

Oil and Gas

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Revenue	$7.6	$12.3	$(4.7)	$16.0	$23.6	$(7.6)

Operations and maintenance	7.9	11.0	(3.1)	16.9	21.9	(5.0)
Depreciation, depletion and amortization	3.8	8.8	(5.0)	7.9	16.3	(8.4)
Impairment of long-lived assets	25.5	94.5	(69.0)	40.0	116.5	(76.5)
Operating income (loss)	(29.6)	(101.9)	72.3	(48.9)	(131.1)	82.2

Interest income (expense), net	(1.2)	(0.5)	(0.7)	(2.2)	(0.9)	(1.3)
Other (income) expense, net	—	—	—	0.1	(0.2)	0.3
Impairment of equity investments	—	(5.2)	5.2	—	(5.2)	5.2
Income tax benefit (expense)	11.3	36.4	(25.1)	24.6	47.1	(22.5)
Net income (loss)	$(19.4)	$(71.2)	$51.8	$(26.4)	$(90.3)	$63.9

	Three Months Ended June 30,		Percentage Increase	Six Months Ended June 30,		Percentage Increase
	2016	2015	(Decrease)	2016	2015	(Decrease)
Operating Statistics:
Bbls of crude oil sold	76,152	98,905	(23)%	174,219	179,635	(3)%
Mcf of natural gas sold	2,435,454	2,701,721	(10)%	4,722,060	4,955,763	(5)%
Bbls of NGL sold	40,892	33,271	23%	77,895	62,041	26%
Mcf equivalent sales	3,137,718	3,494,780	(10)%	6,234,744	6,405,823	(3)%

Depletion expense/Mcfe	$0.83	$2.22	(63)%	$0.88	$2.21	(60)%

Average hedged price received including hedges (a)(b)
Crude Oil (Bbl)	$60.16	$65.09	(8)%	$53.22	$65.88	(19)%
Natural Gas (MMcf)	$0.93	$1.79	(48)%	$1.11	$1.98	(44)%
Natural Gas Liquids (Bbl)	$11.23	$19.82	(43)%	$10.82	$17.00	(36)%

Average well-head price (c)
Crude Oil (Bbl)	$38.99	$47.43	(18)%	$32.02	$44.22	(28)%
Natural Gas (MMcf)	$0.01	$0.80	(99)%	$0.18	$0.92	(80)%
__________

(a)	Net of hedge settlement gains and losses.

(b)	Impairments of Oil and Gas properties of $25 million and $40 million and $94 million and $117 million were recorded for the three and six months ended June 30, 2016 and June 30, 2015, respectively.

(c)	Prices are net of processing and transportation costs.

Second Quarter 2016 Compared with Second Quarter 2015

Revenue decreased primarily due to lower commodity prices for both crude oil and natural gas, resulting in an 8 percent decrease in the average hedged price received for crude oil sold, and a 48 percent decrease in the average hedged price received for natural gas sold. Production decreased by 10 percent as a result of limiting current year production to meet minimum daily quantity contractual gas processing commitments in the Piceance.

Operations and maintenance decreased primarily due to lower employee costs as a result of the reduction in staffing in the prior year, and lower production taxes and ad valorem taxes on lower revenue.

Depreciation, depletion and amortization decreased primarily due to the reduction in our full cost pool resulting from the impact of the ceiling test impairments incurred in the current and prior years, partially offset by the depletion rate applied to greater production.

Impairment of long-lived assets represents noncash write-downs in the value of our natural gas and crude oil properties driven by low natural gas and crude oil prices and advancing our strategy to transition Oil and Gas to support Cost of Service Gas programs. The current write-down of $25 million included a $14 million write-down of depreciable properties excluded from our full-cost pool and a ceiling test write-down of $11 million. The ceiling test write-down in the second quarter of 2016 used a trailing 12 month average NYMEX natural gas price of $2.24 per Mcf, adjusted to $1.01 per Mcf at the wellhead, and $43.12 per barrel for crude oil, adjusted to $37.19 per barrel at the wellhead, compared to the $94 million ceiling test write-down in the same period of the prior year which used a trailing 12 month average NYMEX natural gas price of $3.39 per Mcf, adjusted to $2.14 per Mcf at the wellhead, and $71.68 per barrel for crude oil, adjusted to $63.76 per barrel at the wellhead.

Interest income (expense), net increased primarily due to higher interest expense driven by an increase in intercompany notes payable.

Impairment of equity investments represents a prior year $5.2 million non-cash write-down in equity investments related to interests in a pipeline and gathering system. The impairment resulted from continued declining performance, market conditions and a change in view of the economics of the facilities that we considered to be other than temporary.

Income tax (expense) benefit: Each period represents a tax benefit. The effective tax rate for the same period of the prior year was lower as a result of an unfavorable inter-period tax adjustment.

Corporate Activities

Second Quarter 2016 Compared with Second Quarter 2015

Net loss for Corporate activity was $6.5 million for the three months ended June 30, 2016, compared to net loss of $2.1 million for the three months ended June 30, 2015. The variance from the prior year was due to higher corporate expenses, primarily driven by costs related to the SourceGas acquisition including approximately $4.1 million of after-tax acquisition and transition costs, and approximately $2.0 million of after-tax internal labor that otherwise would have been charged to other business segments, during the three months ended June 30, 2016.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented, vertically-integrated utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.2 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company also generates wholesale electricity and produces natural gas, oil and coal. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2016 and 2017 earnings guidance and anticipated benefits of the acquisition of SourceGas Holdings LLC. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2015 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based, including the successful integration of the SourceGas acquisition;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	Our ability to maintain a solid investment grade credit rating;

•
Our ability to file new cost of service gas applications with our utility regulatory commissions, seeking approval to implement a cost of service gas program with specific gas reserve properties and our ability to receive regulatory approval of the program;

•	Our ability to provide accurate estimates of proved crude oil and gas reserves and future production and associated costs;

•
The impact of the volatility and extent of changes in commodity prices on our earnings and the underlying value of our oil and gas assets, including the possibility that we may be required to take additional impairment charges under the SEC's full cost ceiling test for natural gas and oil reserves; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended June 30, 2016	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$158.6	$153.8	$1.5	$3.9	$7.6	$—	$—	$—	$—	$325.4
Intercompany revenue	2.9	(1.8)	20.2	7.1	—	84.4	—	0.7	(113.5)	—
Fuel, purchased power and cost of gas sold	61.4	48.3	—	—	—	(0.2)	1.3	—	(26.3)	84.5
Gross margin	100.1	103.7	21.7	11.0	7.6	84.6	(1.3)	0.7	(87.2)	241.0

Operations and maintenance	38.9	62.2	8.6	8.3	7.9	87.5	—	—	(80.6)	132.9
Depreciation, depletion and amortization	20.5	19.9	1.1	2.4	3.8	5.9	(3.3)	2.8	(5.9)	47.3
Impairment of long-lived assets	—	—	—	—	25.5	—	—	—	—	25.5
Operating income (loss)	40.7	21.5	12.0	0.3	(29.6)	(8.7)	2.0	(2.2)	(0.7)	35.3

Interest expense, net	(13.5)	(20.0)	(1.0)	(0.1)	(1.2)	(22.6)	—	—	24.8	(33.6)
Interest income	1.4	1.0	0.9	—	—	21.9	—	—	(24.2)	0.9
Other income (expense)	0.8	(0.3)	—	0.5	—	4.8	—	—	(5.0)	0.9
Impairment of equity investments	—	—	—	—	—	—	—	—	—	—
Income tax benefit (expense)	(10.2)	(1.2)	(3.6)	—	11.3	3.3	(0.7)	0.8	—	(0.3)
Net income (loss)	$19.2	$1.0	$8.3	$0.7	$(19.4)	$(1.4)	$1.2	$(1.4)	$(5.0)	$3.3
Net income attributable to noncontrolling interest	—	—	(2.6)	—	—	—	—	—	—	(2.6)
Net income (loss) available for common stock	$19.2	$1.0	$5.7	$0.7	$(19.4)	$(1.4)	$1.2	$(1.4)	$(5.0)	$0.7

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Six Months Ended June 30, 2016	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim(a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$322.1	$422.4	$3.4	$11.5	$16.0	$—	$—	$—	$—	$775.4
Intercompany revenue	6.7	—	41.6	15.9	—	165.0	—	1.3	(230.5)	—
Fuel, purchased power and cost of gas sold	127.5	186.3	—	—	—	0.4	2.6	—	(60.4)	256.3
Gross margin	201.2	236.2	45.0	27.3	16.0	164.7	(2.6)	1.3	(170.2)	519.1

Operations and maintenance	78.2	114.9	16.7	18.7	16.9	191.8	—	—	(158.9)	278.5
Depreciation, depletion and amortization	41.7	35.9	2.1	4.9	7.9	10.8	(6.5)	5.7	(10.8)	91.7
Impairment of long-lived assets	—	—	—	—	40.0	—	—	—	—	40.0
Operating income (loss)	81.3	85.3	26.2	3.7	(48.9)	(37.9)	4.0	(4.4)	(0.5)	108.9

Interest expense, net	(28.1)	(34.1)	(2.2)	(0.2)	(2.2)	(45.1)	—	—	46.9	(64.9)
Interest income	3.4	1.5	1.2	—	—	41.1	—	—	(45.7)	1.6
Other income (expense)	1.5	0.4	—	1.1	0.1	108.4	—	—	(109.0)	2.3
Impairment of equity investments	—	—	—	—	—	—	—	—	—	—
Income tax benefit (expense)	(19.7)	(20.2)	(8.4)	(0.9)	24.6	20.0	(1.5)	1.6	—	(4.6)
Net income (loss)	$38.4	$32.9	$16.9	$3.7	$(26.4)	$86.4	$2.5	$(2.7)	$(108.3)	$43.3
Net income attributable to noncontrolling interest	—	—	(2.6)	—	—	—	—	—	—	(2.7)
Net income (loss) available for common stock	$38.4	$32.9	$14.3	$3.7	$(26.4)	$86.4	$2.5	$(2.7)	$(108.3)	$40.7

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Three Months Ended June 30, 2015	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$161.5	$87.7	$1.7	$9.1	$12.3	$—	$—	$—	$—	$272.3
Intercompany revenue	2.5	—	20.6	7.7	—	55.6	—	0.6	(86.9)	—
Fuel, purchased power and cost of gas sold	64.2	37.1	—	—	—	—	1.2	—	(28.6)	73.8
Gross margin	99.8	50.6	22.3	16.7	12.3	55.5	(1.2)	0.6	(58.3)	198.4

Operations and maintenance	40.7	34.0	8.5	10.7	11.0	54.2	—	—	(56.3)	102.8
Depreciation, depletion and amortization	20.0	7.9	1.1	2.5	8.8	2.1	(3.3)	3.1	(2.1)	40.1
Impairment of long-lived assets	—	—	—	—	94.5	—	—	—	—	94.5
Operating income (loss)	39.2	8.7	12.7	3.6	(101.9)	(0.8)	2.1	(2.5)	0.1	(38.9)

Interest expense, net	(13.8)	(4.4)	(1.0)	(0.1)	(0.5)	(12.3)	—	—	13.4	(18.9)
Interest income	0.8	0.2	0.2	—	0.1	11.9	—	—	(13.0)	0.3
Other income (expense)	0.2	—	—	0.5	—	9.3	—	—	(9.6)	0.4
Impairment of equity investments	—	—	—	—	(5.2)	—	—	—	—	(5.2)
Income tax benefit (expense)	(8.7)	(1.3)	(4.4)	(1.0)	36.4	(0.8)	(0.8)	0.9	—	20.3
Net income (loss)	$17.6	$3.2	$7.5	$3.0	$(71.2)	$7.3	$1.3	$(1.6)	$(9.2)	$(41.8)
Net income attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	—
Net income (loss) available for common stock	$17.6	$3.2	$7.5	$3.0	$(71.2)	$7.3	$1.3	$(1.6)	$(9.2)	$(41.8)

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station, which sells energy and capacity under a 20-year PPA to Colorado Electric, is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Six Months Ended June 30, 2015	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$328.0	$341.8	$3.7	$17.2	$23.6	$—	$—	$—	$—	$714.2
Intercompany revenue	5.9	—	41.3	15.5	—	112.9	—	1.2	(176.8)	—
Fuel, purchased power and cost of gas sold	131.9	203.4	—	—	—	0.1	2.3	—	(58.4)	279.2
Gross margin	202.1	138.4	45.0	32.7	23.6	112.8	(2.3)	1.2	(118.3)	435.1

Operations and maintenance	82.0	72.1	16.3	20.6	21.9	109.0	—	—	(114.0)	207.9
Depreciation, depletion and amortization	40.2	15.8	2.2	5.0	16.3	4.2	(6.5)	6.1	(4.2)	79.1
Impairment of long-lived assets	—	—	—	—	116.5	—	—	—	—	116.5
Operating income (loss)	79.9	50.5	26.4	7.1	(131.1)	(0.4)	4.3	(4.9)	(0.1)	31.6

Interest expense, net	(28.1)	(8.9)	(2.1)	(0.2)	(1.1)	(24.7)	—	—	26.8	(38.3)
Interest income	1.9	0.3	0.4	—	0.2	23.8	—	—	(26.0)	0.7
Other income (expense)	0.2	—	—	1.1	(0.2)	39.5	—	—	(40.1)	0.5
Impairment of equity investments	—	—	—	—	(5.2)	—	—	—	—	(5.2)
Income tax benefit (expense)	(18.7)	(15.1)	(9.1)	(2.0)	47.1	0.2	(1.6)	1.8	—	2.6
Net income (loss)	$35.2	$26.8	$15.7	$6.1	$(90.3)	$38.3	$2.7	$(3.1)	$(39.3)	$(8.0)
Net income attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	—
Net income (loss) available for common stock	$35.2	$26.8	$15.7	$6.1	$(90.3)	$38.3	$2.7	$(3.1)	$(39.3)	$(8.0)

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station, which sells energy and capacity under a 20-year PPA to Colorado Electric, is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

Black Hills Utility Naming Conventions
(All Utilities Operate as Black Hills Energy)

State	Former Name	Common Name	Legal Name

Arkansas	SourceGas	Arkansas Gas	Black Hills Energy Arkansas, Inc.
Colorado		Colorado Gas	Black Hills/Colorado Gas Utility Co. LP
Colorado	SourceGas	Colorado Gas Distribution	Black Hills Gas Distribution, LLC
Colorado		Colorado Electric	Black Hills/Colorado Electric Utility Co., LP
Colorado		Colorado Gas Transmission	Rocky Mountain Natural Gas LLC
Iowa		Iowa Gas	Black Hills/Iowa Gas Utility Co., LLC
Kansas		Kansas Gas	Black Hills/Kansas Gas Utility Co., LLC
Nebraska		Nebraska Gas	Black Hills/Nebraska Gas Utility Co., LLC
Nebraska	SourceGas	Nebraska Gas Distribution	Black Hills Gas Distribution, LLC
South Dakota, Montana and Wyoming	Black Hills Power	South Dakota Electric	Black Hills Power, Inc.
Wyoming	Cheyenne Light	Wyoming Gas and Electric	Cheyenne Light, Fuel and Power Company
Wyoming	Cheyenne Light	Wyoming Gas	Cheyenne Light, Fuel and Power Company
Wyoming	Cheyenne Light	Wyoming Electric	Cheyenne Light, Fuel and Power Company
Wyoming	Energy West	Wyoming Gas NW	Black Hills Northwest Wyoming Gas Utility Company, LLC
Wyoming	MGTC	Wyoming Gas NE	Cheyenne Light, Fuel and Power Company
Wyoming	SourceGas	Wyoming Gas Distribution	Black Hills Gas Distribution, LLC
Montana and Wyoming	Energy West	Shoshone	Black Hills Shoshone Pipeline, LLC

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	866-243-9002